UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CHINA COMMERCIAL CREDIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO THE
PROXY STATEMENT
for the
CHINA COMMERCIAL CREDIT, INC..

2016 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (the “Supplement”) updates and revises the information contained in the Proxy Statement dated November 29, 2016 (the “Original Proxy Statement”) furnished by China Commercial Credit, Inc. (the “Company”) for its 2016 Annual Meeting of Shareholders (the “Meeting”), to be held at 9:30 a.m. EST on Friday, December 30, 2016 at No. 890, Yongkang Road, Wujiang District, Suzhou, Jiangsu Province, People’s Republic of China. This Supplement provides information with regard to a substitute director nominee as a result of Mr. John Levy’s decisions not to stand for re-election to the Board of Directors. Except as described above, this Supplement does not change the Original Proxy Statement. All proxies executed prior to the date of this Supplement and not revoked prior to the Meeting will be voted in accordance with the instructions contained therein, except that any votes submitted with instruction to vote for the election of Mr. Levy will instead be voted for the election of Ms. Boling Liu.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Stockholder Meeting to Be Held at 9:30 a.m. on December 30, 2016 Eastern Standard Time

The Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com. This Supplement is being made available online at the same location on or about December 23, 2016.

On December 19, 2016, Mr. John Levy resigned from the Board for personal reasons. Mr. Levy has also withdrawn himself as a nominee for director at the Meeting. On the same day, the Board appointed Mr. Teck Chuan Yeo to serve as the chairman of the Board’s Audit Committees, effective immediately and Mr. Yeo will no longer serve as the chairman of the Board’s Nominating and Corporate Governance Committee. On December 22, 2016, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”), the Board appointed Ms. Boling Liu to be a member of the Board and the chairman of the Nominating Committee. Ms. Boling Liu accepted such appointment effective immediately. Any shares voted by proxy for the election of Mr. Levy as a director at the Meeting will instead be voted for the election of Ms. Boling Liu.

Ms. Liu, age 30, has been the vice president of Shenzhen Tianhe E-Commerce Limited Company since August 2010. From January 2010 to August 2010, Ms. Liu served as a manager of the sales department of Shenzhen Guantian Aeronautics. From April 2005 to January 2010, Ms. Liu served as the manager of customer service of Shanxi Datang Air Service Limited Company. Ms. Liu obtained a bachelor degree of Shanxi Normal University, computer information college.

 Our Board of Directors continues to recommend that you vote FOR the election of each of the five director nominees.